Exhibit 10.1

December 26, 2023

Vicapsys Life Sciences, Inc.

7778 Mcginnis Ferry Rd. #270

Suwanee, GA 30024

Attn: CEO

E-mail: fpier@vicapsys.com

VIA ELECTRONIC MAIL

Re: Modifications

Dear Sirs:

Reference is made to that certain (i) securities purchase agreement, dated as of June 27, 2023, by and between VICAPSYS LIFE SCIENCES, INC., a Florida corporation, with headquarters located at 7778 Mcginnis Ferry Rd. #270, Suwanee, GA 30024 (the “Company”), and AJB CAPITAL INVESTMENTS, LLC, a Delaware limited liability company, with its address at 4700 Sheridan Street, Suite J, Hollywood, FL 33021 (the “Purchaser”) (the “Purchase Agreement”) and (ii) Promissory Note in the original aggregate principal amount of $330,000 issued by the Company to Purchaser on June 27, 2023 (the “Note”). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement and the Note.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Purchaser consents (the “One-time Modifications”) to (i) extend the Maturity Date of the Note to January 27, 2024, (ii) increase the Principal of the Note to $363,000, and (iii) amend Section 4(r) of the Purchase Agreement to extend the date on which the Company shall prepare and file with the SEC a registration statement covering the resale of all of the Conversion Shares and Commitment Fee Shares, to January 27, 2024. Accrued but unpaid interest on the Purchaser Note through the date hereof shall be due and payable on or before January 27, 2024.

Except as otherwise set forth herein, all terms and conditions of the Transaction Documents shall remain in full force and effect.

The modifications set forth in this Letter Agreement are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreements or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company will file a Current Report on Form 8-K (the “8-K”) with the Securities and Exchange Commission (“SEC”) within one (1) day of execution of this Letter Agreement disclosing the terms hereof. Following filing of the 8-K with the SEC, the Company confirms that Purchaser will not be in possession of any material non-public information provided by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the SEC.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles. Any dispute arising under or relating to or in connection with this Letter Agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

AJB Capital Investments, LLC

By:	/s/ Ari Blaine
Name:	Ari Blaine
Title:	Partner

Acknowledged and Agreed:

VICAPSYS LIFE SCIENCES, INC.

By:	/s/ Federico Pier
Name:	Federico Pier
Title:	Chief Executive Officer

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